Contact:	Jill Swartz, 714.667.8252, ext. 251 jill.swartz@grubb-ellis.com

Grubb & Ellis Apartment REIT Acquires

The Myrtles at Olde Towne in Portsmouth, Virginia

Santa Ana, California (December 31, 2007) – Grubb & Ellis Apartment REIT, Inc. has acquired The Myrtles at Olde Towne in Portsmouth, Virginia. The acquisition closed on December 21, 2007.

The Myrtles at Olde Towne is a 246-unit multifamily property totaling more than 221,000 rentable square feet on approximately 10 acres. Built between 2004 and 2005, the property consists of six three-story apartment buildings that offer five floor plans ranging in size from 751-square-foot one bedroom/one bath units to 1,137-square-foot two bedroom/two bath units. Unit amenities include balconies or patios, nine foot ceilings, track lighting, walk-in closets, washer/dryers and built-in surround sound speakers. Community amenities include a luxury clubhouse with veranda, modern movie theater, state-of-the-art fitness center, billiards room with wet bar and a resort-style swimming pool with fountain.

The Myrtles at Olde Towne is located two miles from Interstate 264 on the border of the Olde Towne Portsmouth historic district. The property provides 413 parking spaces, including 72 garages, for a parking ratio of 1.6 spaces per unit. The community is adjacent to the Naval Medical Center Portsmouth, one of the largest and most modern U.S. Navy hospitals and one of the area’s major employers. The Myrtles at Olde Towne is currently 89 percent occupied.

Portsmouth is a part of the Hampton Roads metropolitan statistical area, which boasts a population in excess of 1.6 million people and an unemployment rate of approximately three percent, significantly less than the national average, according to the U.S. Department of Labor’s Bureau of Labor Statistics. While the military and government are main drivers of the local economy, accounting for nearly 21 percent of employment, recent growth in the area has transformed Portsmouth into a major shipping hub with a diverse economy. According to Moody’s Economy.com, average household income in the region exceeds $96,000.

“The Myrtles at Olde Towne is a wonderful property that adds additional economic strength to Grubb & Ellis Apartment REIT,” explained Stanley J. Olander, president, chief executive officer and chairman of the REIT. “This acquisition is also significant because it provides further geographic diversity to our growing portfolio of premier apartment communities.”

Grubb & Ellis Apartment REIT offers a monthly distribution of 7.0 percent per annum, and is seeking to acquire properties in geographically-diverse markets throughout the United States that are poised for strong population and economic growth. As of December 14, 2007, Grubb & Ellis Apartment REIT has sold approximately eight million shares of its common stock for more than $80 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Apartment REIT purchased The Myrtles at Olde Towne from The Myrtles at Olde Towne, L.L.C. Financing was primarily provided by Freddie Mac.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Apartment REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that offer individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2007, nearly $3 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 214 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company and the merger, please visit www.grubb-ellis.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.